EXHIBIT 99.1
La Quinta
PRESS RELEASE

Contact:	Tom Ward Investor Relations 214-492-6689 tom.ward@laquinta.com
LA QUINTA RECEIVES REQUISITE CONSENTS WITH RESPECT TO ITS TENDER OFFERS AND CONSENT
SOLICITATIONS FOR OUTSTANDING DEBT SECURITIES
     Dallas (January 9, 2006) — La Quinta Corporation (NYSE: LQI) today announced that its controlled subsidiary La Quinta Properties, Inc. had received, as of 5:00 p.m., New York City time, on January 6, 2006, tenders and consents from holders of more than a majority in aggregate principal amount of each of its outstanding 8 7/8% Senior Notes due March 15, 2011, its outstanding 7% Senior Notes due August 15, 2012, its outstanding 7% Notes due August 15, 2007 and its outstanding 7.27% Medium Term Notes due February 26, 2007 and 7.33% Medium Term Notes due April 1, 2008 (collectively, the “Notes”) in connection with its cash tender offers and consent solicitations for the Notes. The tender offers and consent solicitations are being conducted in connection with the previously announced agreement of La Quinta Corporation and La Quinta Properties, Inc. to merge with affiliates of The Blackstone Group.
     It is expected that La Quinta Properties, Inc. will execute as soon as practicable supplemental indentures to the indentures governing the Notes to eliminate substantially all of the restrictive covenants contained in such indentures and the Notes (except for certain covenants related to asset sales and change of control offers), as well as certain events of default and modify covenants regarding mergers to permit mergers with limited liability companies and provisions regarding defeasance and/or satisfaction and discharge to eliminate certain conditions, as well as modify or eliminate certain other provisions contained in such indentures and the Notes. Although the supplemental indentures will be executed as soon as practicable, the amendments will not become operative until immediately prior to the mergers and provided that all validly tendered Notes are accepted for purchase pursuant to the tender offers upon consummation of the mergers.
     Notes may be tendered pursuant to the tender offers until 8:00 a.m., New York City time, on Wednesday, January 25, 2006 (the “Offer Expiration Date”), or such later date and time to which the Offer Expiration Date is extended or earlier terminated. Holders who validly tender Notes after 5:00 p.m., New York City time, on Friday, January 6, 2006 but prior to the Offer Expiration Date will not receive the consent payment of $30.00 per $1,000 principal amount of Notes.
     This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offers are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 20, 2005 and the related Consent and Letter of Transmittal, as the same may be amended from time to time. Persons with questions regarding the tender offers or the consent solicitations should contact Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated who are the Dealer Managers for the tender offers and Solicitation Agents for the consent solicitations at (877) 696-BEAR (toll-free) and (800) 624-1808 (toll-free), respectively. The documents relating to the tender offers and consent solicitations may be obtained from D.F. King & Co., Inc., the Information Agent, which can be contacted at (212) 269-5550 (for banks and brokers only) or (888) 644-5854 (for all others toll-free).
This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to buy the Notes is only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal. The tender offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offers or consent solicitations are required to be made by a licensed broker or dealer, they shall be deemed to be made by Bear, Stearns & Co. Inc. or Morgan Stanley & Co. Incorporated on behalf of La Quinta Properties.
About La Quinta
La Quinta Corporation and its controlled subsidiary, La Quinta Properties, Inc. is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns and operates 360 hotels and franchises more than 240 hotels in 39 states under the La Quinta Inns, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands.